Exhibit 99.1 FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com
AIG REPORTS THIRD QUARTER 2017 RESULTS

NEW YORK, November 2, 2017 - American International Group, Inc. (NYSE: AIG) today reported a net loss of $1.7 billion, or $1.91 per share, for the third quarter of 2017, compared to net income of $462 million, or $0.42 per diluted share, in the prior-year quarter. After-tax operating loss was $1.1 billion, or $1.22 per share, for the third quarter of 2017, compared to after-tax operating income of $1.1 billion, or $1.01 per diluted share, in the prior-year quarter.

“In the third quarter, the insurance industry witnessed unprecedented catastrophic events. AIG’s resilience in the wake of these events reflects the strength of our balance sheet and capital position. I am extremely proud of our response and commitment to our customers, as well as the assistance our colleagues provided to the communities most affected by these events,” said Brian Duperreault, President and Chief Executive Officer. “We also strengthened reserves based on additional information that became available in the third quarter through our quarterly reserve review, which primarily related to the 2016 accident year. We are laser focused on commercial underwriting and taking actions to enhance underwriting tools and, more importantly, our talent base – so much so that I have declared 2018 the ‘Year of the Underwriter.’ With this increased focus on underwriting, and our recently announced changes to AIG’s operating structure and executive leadership, we will continue to execute on our strategy to better position AIG for long term profitable growth.”

NOTEWORTHY ITEMS

Catastrophe Losses – Third quarter results included aggregate pre-tax catastrophe losses of $3.0 billion primarily from Hurricanes Harvey, Irma and Maria, which are in line with our previously disclosed preliminary loss estimates.

Loss Reserve Development, Primarily in Accident Year 2016 – Prior accident year loss reserves were strengthened by $836 million, pre-tax (net of $62 million for the amortization of the deferred gain attributable to the NICO reinsurance agreement) of which $705 million related to accident year 2016 in reaction to early unfavorable loss emergence, primarily in Commercial long-tail lines. There was no overall development on the reserves subject to our reinsurance agreement with NICO. Additionally, the current year Commercial Insurance accident year loss ratio was increased by 4.9 points of which 3.3 points related to earlier quarters.

Consistent Consumer Insurance Results – Consumer pre-tax operating income was $1.0 billion despite significant third quarter Personal Insurance catastrophe losses. The annual actuarial assumption review in the third quarter resulted in a benefit of $284 million compared to $230 million in the prior year quarter. The third quarter largely reflected lower assumed lapses and strong equity market performance, partially offset by a reduction in our long-term separate account return assumption in the Individual Retirement business.

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Expense Reduction – General operating and other expenses (GOE) declined $387 million or 15.3% to $2.1 billion. GOE, operating basis, declined 11% on a constant dollar basis and excluding the GOE reductions from the 2016 sale of United Guaranty Corporation, due to organizational simplification.

Legacy Strategy Execution – On November 1, 2017 AIG closed on the sale of our remaining life settlements portfolio resulting in the remittance of $1.1 billion of cash proceeds to AIG Parent in fourth quarter 2017 and fulfilling the $9 billion return of Legacy capital.

Capital and Liquidity – In the third quarter, AIG repurchased 4.6 million common shares for $275 million and an additional $3 million of warrants. Approximately $2.2 billion remains under our share repurchase authorization as of November 2, 2017. AIG Parent liquidity stood at $6.7 billion. In the third quarter, AIG Parent received approximately $500 million of distributions, including tax sharing payments, from insurance subsidiaries in the form of cash and fixed maturity securities.

Removal of Nonbank SIFI Designation – In September, the Financial Stability Oversight Council rescinded AIG’s designation as a nonbank Systemically Important Financial Institution.

THIRD QUARTER FINANCIAL SUMMARY*

	Three Months Ended September 30,
($ in millions, except per share amounts)	2017	2016
Net income (loss)	$(1,739)	$462
Net income (loss) per diluted share (a)	$(1.91)	$0.42
After-tax operating income (loss)	$(1,111)	$1,115
After-tax operating income (loss) per diluted share (a)	$(1.22)	$1.01
Return on equity	(9.5)%	2.1%
AIG Consolidated:
Adjusted return on equity	(8.4)%	6.9%
Normalized return on equity	6.6%	8.1%
Core:
Adjusted return on attributed equity - Core	(11.6)%	9.0%
Normalized return on attributed equity - Core	7.2%	8.1%
Book value per common share	$80.62	$85.02
Book value per common share, excluding accumulated other comprehensive income	$74.01	$76.33

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a)	For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share.

All comparisons are against the third quarter of 2016, unless otherwise indicated. Refer to the AIG Third Quarter 2017 Financial Supplement which is posted on AIG’s website in the Investor Information section for further information. In the fourth quarter of 2017, AIG expects to transition its Commercial Insurance and Consumer Insurance segments to General Insurance and Life and Retirement, respectively.

FOR IMMEDIATE RELEASE

CORE INSURANCE

Commercial Insurance – In the third quarter, Commercial Insurance pre-tax operating income reflected an elevated loss ratio which included higher catastrophe-related losses, higher unfavorable prior year loss reserve development, and an elevated current accident year loss ratio, as adjusted, primarily in Property and U.S. Casualty, and lower net investment income as a result of funding the NICO reinsurance agreement. This was partially offset by lower expenses.

•	The pre-tax operating loss included $2.7 billion of catastrophe-related losses, net of reinsurance and $837 million of unfavorable prior year loss reserve development of which $697 million related to accident year 2016. The prior year loss development was largely in reaction to early unfavorable loss emergence in U.S. Casualty and Financial Lines in accident year 2016, and an increased number of large claims in European Casualty and Financial Lines primarily in accident year 2016. This was partially offset by favorable development in Commercial Property.

•	The loss ratio of 168.4 increased by 91.1 points in the third quarter of 2017. Approximately 65.6 points of this increase relate to catastrophe-related losses. The accident year loss ratio, as adjusted, of 75.1 increased by 10.4 points. This increase reflected higher Property severe and attritional losses and higher U.S. Casualty current accident year losses in certain lines as a result of our detailed reserve valuation reviews.

•	The expense ratio declined 1.5 points to 27.0 in the third quarter of 2017 primarily due to continued execution on our strategic actions to reduce operating expenses.

•	Commercial Insurance net premiums written decreased by 13% on both a reported and constant dollar basis. About 4% of the decrease was related to divestitures. The remaining decrease was related to continued execution on our strategic portfolio actions throughout the third quarter of 2017.

	Three Months Ended September 30,
($ in millions)	2017	2016	Change
Total Commercial Insurance
Net premiums written	$3,770	$4,354	(13)%
Pre-tax operating income (loss)	$(2,862)	$685	NM
Underwriting ratios:
Loss ratio	168.4	77.3	91.	1pts
Expense ratio	27.0	28.5	(1.5)

Combined ratio	195.4	105.8	89.6

FOR IMMEDIATE RELEASE

	Three Months Ended September 30,
($ in millions)	2017	2016	Change
Liability and Financial Lines
Net premiums written	$2,175	$2,389	(9)%
Pre-tax operating income (loss)	$(257)	$948	NM
Underwriting ratios:
Loss ratio	113.1	67.7	45.4	pts
Expense ratio	25.2	25.4	(0.2)

Combined ratio	138.3	93.1	45.2

Property and Special Risks
Net premiums written	$1,595	$1,965	(19)%
Pre-tax operating loss	$(2,605)	$(263)	NM
Underwriting ratios:
Loss ratio	247.6	90.5	157.1	pts
Expense ratio	29.4	32.8	(3.4)

Combined ratio	277.0	123.3	153.7

Consumer Insurance – In the third quarter, Consumer Insurance continued to provide consistent underlying operating results across all segments as discussed below and delivered $1.0 billion of pre-tax operating income.

•	In Individual Retirement, a lower net positive adjustment from the actuarial assumptions review and a decline in alternative investment income, was partially offset by higher policy fee income from growth in assets under administration driven by improvements in equity markets and higher base net investment income spreads. Net flows declined to a negative $718 million for Individual Retirement, primarily reflecting the uncertainties surrounding the impact and implementation of the DOL Fiduciary Rule.

•	In Group Retirement, a net positive adjustment compared to a net negative adjustment in the prior year quarter from the actuarial assumptions review and higher policy fee income from growth in assets under administration, was partially offset by lower base net investment income spreads and a decline in alternative investment income. Group Retirement net flows continued to be negative but improved due to lower surrenders and higher premiums and deposits.

•	In Life Insurance, a net positive adjustment compared to a net negative adjustment in the prior year quarter from the actuarial assumptions review, higher policy fee income from growth in universal life and lower general operating expenses, was partially offset by lower net investment income. Life Insurance premiums and premiums and deposits increased primarily due to growth in term life, universal life, and international life and health.

•	In Personal Insurance, higher catastrophe losses and lower net favorable prior year loss reserve development as compared to the prior year quarter was partially offset by improved current accident year losses and higher alternative investment income.

FOR IMMEDIATE RELEASE

	Three Months Ended September 30,
($ in millions)	2017	2016	Change
Total Consumer Insurance
Premiums & Fees	$3,883	$3,886	—%
Net Investment Income	1,843	1,903	(3)
Operating Revenue	5,954	6,009	(1)
Benefits & Expenses	4,946	4,781	3
Pre-tax operating income	1,008	1,228	(18)
Individual Retirement
Premiums & Fees	$212	$220	(4)%
Net Investment Income	973	1,009	(4)
Operating Revenue	1,343	1,380	(3)
Benefits & Expenses	625	460	36
Pre-tax operating income	718	920	(22)
Group Retirement
Premiums & Fees	$121	$108	12%
Net Investment Income	524	554	(5)
Operating Revenue	702	717	(2)
Benefits & Expenses	453	503	(10)
Pre-tax operating income	249	214	16
Life Insurance
Premiums & Fees	$727	$640	14%
Net Investment Income	260	267	(3)
Operating Revenue	1,000	921	9
Benefits & Expenses	888	975	(9)
Pre-tax operating income (loss)	112	(54)	NM
Personal Insurance
Net premiums written	$2,807	$2,922	(4)%
Pre-tax operating income (loss)	$(71)	$148	NM
Underwriting ratios:
Loss ratio	64.3	56.3	8.0	pts
Expense ratio	41.3	41.2	0.1

Combined ratio	105.6	97.5	8.1

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, November 3, 2017, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

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The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s:

•	exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates;

•	exposure to European governments and European financial institutions;

•	strategy for risk management;

•	actual and anticipated sales, monetizations and/or acquisitions of businesses or assets;

•	restructuring of business operations, including anticipated restructuring charges and annual cost savings;

•	generation of deployable capital;

•	strategies to increase return on equity and earnings per share;

•	strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses;

•	anticipated organizational, business and regulatory changes;

•	strategies for customer retention, growth, product development, market position, financial results and reserves;

•	management of the impact that innovation and technology changes may have on customer preferences, the frequency or severity of losses and/or the way AIG distributes and underwrites its products;

•	segments’ revenues and combined ratios; and

•	management succession and retention plans.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market conditions;

•	negative impacts on customers, business partners and other stakeholders;

•	the occurrence of catastrophic events, both natural and man-made;

•	significant legal proceedings;

•	the timing and applicable requirements of any regulatory framework to which AIG is subject, including as a global systemically important insurer;

•	concentrations in AIG’s investment portfolios;

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•	actions by credit rating agencies;

•	judgments concerning casualty insurance underwriting and insurance liabilities;

•	AIG’s ability to successfully manage Legacy portfolios;

•	AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning estimated restructuring charges and estimated cost savings; and

•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (which will be filed with the SEC), Part I, Item 2. MD&A in AIG’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017 and March 31, 2017 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2016.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2017 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax

FOR IMMEDIATE RELEASE

credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – After-tax Operating Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized after-tax operating income attributable to AIG by average Adjusted Shareholders’ Equity.

AIG Normalized Return on Equity further adjusts Adjusted Return on Equity for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized Return on Equity is derived by excluding the following tax adjusted effects from Adjusted Return on Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance incurred but not reported (IBNR) death claim charge; and prior year loss reserve development.

Core Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to each of AIG’s modules within Core based on AIG’s internal capital model, which incorporates the respective risk profiles. Attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core Return on Equity – After-tax Operating Income (Adjusted Return on Attributed Equity) is used to show the rate of return on attributed equity. Return on Attributed Equity is derived by dividing actual or annualized After-tax Operating Income by Average Attributed Equity.

Core Normalized Return on Attributed Equity (Normalized Return on Attributed Equity) further adjusts Adjusted Return on Attributed Equity for the effects of certain volatile or market-related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s Return on Attributed Equity without the impact of certain items that can experience volatility in our short-term results. Normalized Return on Attributed Equity is derived by excluding

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the following tax adjusted effects from Return on Attributed Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development.

After-tax Operating Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from pre-tax operating income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the operating segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Normalized After-tax Operating Income Attributable to Core further adjusts After-tax Operating Income attributable to Core for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in after tax operating income without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized After-tax Operating Income attributable to Core is derived by excluding the following tax adjusted effects from After-tax Operating Income: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development (PYD), net of reinsurance premium adjustments.

Operating Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Operating revenues is a GAAP measure for our operating segments.

General Operating Expenses, Operating Basis (Operating GOE), is derived by making the following adjustments to general operating and other expenses: include (i) certain loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to an asbestos retroactive reinsurance agreement. AIG uses General operating expenses, operating basis, because AIG believes it provides a more meaningful indication of AIG’s ordinary course of business operating costs, regardless of within which financial statement line item these expenses are reported externally within AIG’s segment results. The majority of these expenses are employee-related costs. For example, Other acquisition expenses and losses and loss adjustment expenses primarily represent employee-related costs in the underwriting and claims functions, respectively. Excluded from this measure are non-operating expenses (such as restructuring costs and litigation reserves), direct marketing expenses, insurance company assessments and non-deferrable commissions. AIG also excludes the impact of foreign exchange and the expenses of AIG Advisor Group and UGC, which have been divested, when measuring period-over-period fluctuations in General Operating Expenses, Operating basis.

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AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Pre-tax Operating Income (PTOI) is derived by excluding the following items from income from continuing operations before income tax. This definition is consistent across AIG’s modules (including geography). These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. PTOI is a GAAP measure for our operating segments.

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    loss (gain) on extinguishment of debt;

•    net realized capital gains and losses;

•    non-qualifying derivative hedging activities, excluding net realized capital gains and losses;

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    reserve development related to non-operating run-off insurance business;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization; and

•    the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain.

After-tax Operating Income Attributable to AIG (ATOI) is derived by excluding the tax effected PTOI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges; and

•	uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.

See page 12 for the reconciliation of Net income attributable to AIG to After-tax Operating Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for Commercial Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP,

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and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

b)	Acquisition ratio = Total acquisition expenses ÷ NPE

c)	General operating expense ratio = General operating expenses ÷ NPE

d)	Expense ratio = Acquisition ratio + General operating expense ratio

e)	Combined ratio = Loss ratio + Expense ratio

f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]

g)	Accident year combined ratio = AYLR + Expense ratio

h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio

i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business] – Loss ratio

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

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AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended September 30,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(2,803)	$(1,091)	$(1,714)	$737	$304	$465
Noncontrolling interest	—	—	(25)	—	—	(3)

Pre-tax income (loss)/net income (loss) attributable to AIG	(2,803)	(1,091)	(1,739)	737	304	462
Adjustments:
Uncertain tax positions and other tax adjustments	—	(11)	11	—	(42)	42
Deferred income tax valuation allowance releases	—	2	(2)	—	2	(2)
Changes in fair value of securities used to hedge guaranteed living benefits	(26)	(9)	(17)	(17)	(6)	(11)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(84)	(29)	(55)	67	24	43
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(7)	(2)	(5)	(3)	(1)	(2)
(Gain) loss on extinguishment of debt	1	1	—	(14)	(5)	(9)
Net realized capital losses	922	316	606	765	210	555
Noncontrolling interest on net realized capital losses	—	—	1	—	—	(29)
(Income) loss from discontinued operations	—	—	1	—	—	(3)
(Income) loss from divested businesses	13	7	6	(128)	(45)	(83)
Non-operating litigation reserves and settlements	—	—	—	(5)	(2)	(3)
Net loss reserve discount (benefit) charge	48	20	28	32	14	18
Pension expense related to a one-time lump sum payment to former employees	49	16	33	—	—	—
Restructuring and other costs	31	10	21	210	73	137

Pre-tax operating income (loss)/After-tax operating income (loss)	$(1,856)	$(770)	$(1,111)	$1,644	$526	$1,115

	Nine Months Ended September 30,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$591	$(18)	$610	$3,381	$1,170	$2,197
Noncontrolling interest	—	—	(34)	—	—	(5)
Pre-tax income (loss)/net income (loss) attributable to AIG	591	(18)	576	3,381	1,170	2,192
Adjustments:
Uncertain tax positions and other tax adjustments	—	(27)	27	—	(184)	184
Deferred income tax valuation allowance releases	—	23	(23)	—	4	(4)
Changes in fair value of securities used to hedge guaranteed living benefits	(117)	(41)	(76)	(270)	(95)	(175)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(195)	(68)	(127)	91	32	59
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	258	91	167	(15)	(5)	(10)
(Gain) loss on extinguishment of debt	(4)	(1)	(3)	76	26	50
Net realized capital losses	1,106	401	705	829	217	612
Noncontrolling interest on net realized capital losses	—	—	6	—	—	(40)
(Income) loss from discontinued operations	—	—	(7)	—	—	54
(Income) loss from divested businesses	173	41	132	(351)	(123)	(228)
Non-operating litigation reserves and settlements	(86)	(30)	(56)	(43)	(15)	(28)
Net loss reserve discount (benefit) charge	283	101	182	323	113	210
Pension expense related to a one-time lump sum payment to former employees	50	17	33	—	—	—
Restructuring and other costs	259	90	169	488	171	317

Pre-tax operating income/After-tax operating income	$2,318	$579	$1,705	$4,509	$1,311	$3,193

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended September 30,				Nine Months Ended September 30,
			% Inc.				% Inc.
	2017	2016	(Dec.)		2017	2016	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(1.91)	$0.43	NM	%	$0.60	$2.02	(70.3)%
Income (loss) from discontinued operations	—	—	NM		0.01	(0.05)	NM

Net income (loss) attributable to AIG	$(1.91)	$0.43	NM		$0.61	$1.97	(69.0)

Diluted
Income (loss) from continuing operations	$(1.91)	$0.42	NM		$0.59	$1.97	(70.1)
Income (loss) from discontinued operations	—	—	NM		0.01	(0.05)	NM

Net income (loss) attributable to AIG	$(1.91)	$0.42	NM		$0.60	$1.92	(68.8)

After-tax operating income (loss) attributable to AIG per diluted share (a)	$(1.22)	$1.01	NM	%	$1.77	$2.79	(36.6)%
Weighted average shares outstanding:
Basic	908.7	1,071.3			938.1	1,113.7
Diluted (a)(b)	908.7	1,102.4			961.3	1,142.7
Return on equity (c)	(9.5)%	2.1%			1.0%	3.3%
Adjusted return on equity (d)	(8.4)%	6.9%			4.1%	6.4%

As of period end:	September 30, 2017	September 30, 2016
Total AIG shareholders’ equity	$72,468	$88,663
Accumulated other comprehensive income (AOCI)	5,939	9,057

Total AIG shareholders’ equity, excluding AOCI	66,529	79,606
Deferred tax assets	14,897	15,567

Total adjusted AIG shareholders’ equity	$51,632	$64,039

As of period end:	September 30, 2017	September 30, 2016	% Inc. (Dec.)
Book value per common share (e)	$80.62	$85.02	(5.2)%
Book value per common share, excluding AOCI (f)	$74.01	$76.33	(3.0)
Adjusted book value per common share (g)	$57.44	$61.41	(6.5)
Total common shares outstanding	898.9	1,042.9

Financial highlights – notes

(a)	For the quarter ended September 30, 2017, because we reported a net loss and an after-tax operating loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from these calculations were 22,459,868 shares.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three months ended September 30, 2017 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized After-tax Operating Income attributable to AIG divided by Adjusted Shareholders’ Equity.
(e)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(g)	Represents Adjusted Shareholders’ Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating and Other Expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Inc.			% Inc.
	2017	2016	(Dec.)	2017	2016	(Dec.)
General operating and other expenses, GAAP basis	$2,149	$2,536	(15.3)%	$6,774	$8,125	(16.6)%
Restructuring and other costs	(31)	(210)	85.2	(259)	(488)	46.9
Other expense related to retroactive reinsurance agreement	—	(4)	NM	—	8	NM
Pension expense related to a one-time lump sum payment to former employees	(49)	—	NM	(50)	—	NM
Non-operating litigation reserves	—	2	NM	70	(1)	NM

Total general operating and other expenses included in pre-tax operating income	2,069	2,324	(11.0)	6,535	7,644	(14.5)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	289	340	(15.0)	889	1,031	(13.8)
Advisory fee expenses	(84)	(76)	(10.5)	(238)	(566)	58.0
Non-deferrable insurance commissions and other	(148)	(107)	(38.3)	(410)	(350)	(17.1)
Direct marketing and acquisition expenses, net of deferrals, and other	(56)	(52)	(7.7)	(226)	(329)	31.3
Investment expenses reported as net investment income and other	32	15	113.3	49	45	8.9

Total general operating expenses, operating basis	2,102	2,444	(14.0)	6,599	7,475	(11.7)

Less: FX impact		19	NM		19	NM
Less: GOE of Advisor Group		—	NM		70	NM
Less: GOE of UGC		61	NM		166	NM

Total general operating expenses, Operating basis, Ex. FX & GOE of AIG Advisor Group and UGC	$2,102	$2,364	(11.1)%	$6,599	$7,220	(8.6)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Normalized and Adjusted Return on Equity

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$(1,739)	(9.5)%			$462	2.1%
Adjusted Return on equity (a)	$(1,856)	$(770)	$(1,111)	(8.4)%	$1,644	$526	$1,115	6.9%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	2,654	928	1,726	13.0	(108)	(38)	(70)	(0.4)
(Better) worse than expected alternative returns (b)	(103)	(35)	(68)	(0.5)	(70)	(25)	(45)	(0.3)
(Better) worse than expected DIB & GCM returns	(42)	(15)	(27)	(0.2)	(104)	(36)	(68)	(0.4)
Fair value changes on PICC investments	(30)	(10)	(20)	(0.1)	(47)	(16)	(31)	(0.2)
Update of actuarial assumptions	(270)	(94)	(176)	(1.3)	384	134	250	1.5
Life Insurance - IBNR death claims	—	—	—	—	—	—	—	—
Unfavorable (favorable) prior year loss reserve development	845	296	549	4.1	262	92	170	1.0

Normalized Return on Equity	$1,198	$300	$873	6.6%	$1,961	$637	$1,321	8.1%

Average AIG Shareholders’ equity				$73,100				$89,305
Less: Average AOCI				5,451				8,658
Less: Average DTA				14,592				15,591

Average adjusted shareholders’ equity				$53,057				$65,056

(a)	After-tax operating income excludes Net income (loss) attributable to non-controlling interest of $25 million and $3 million for the three months ended September 30, 2017 and 2016, respectively.
(b)	The expected rate of return on alternative investments used was 8% for all periods presented.

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$576	1.0%			$2,192	3.3%
Adjusted Return on equity (a)	$2,318	$579	$1,705	4.1%	$4,509	$1,311	$3,193	6.4%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	2,386	833	1,553	3.8	(218)	(76)	(142)	(0.3)
(Better) worse than expected alternative returns (b)	(397)	(137)	(260)	(0.6)	650	227	423	0.8
(Better) worse than expected DIB & GCM returns	(229)	(80)	(149)	(0.4)	248	87	161	0.3
Fair value changes on PICC investments	(58)	(20)	(38)	(0.1)	140	49	91	0.2
Update of actuarial assumptions	(270)	(94)	(176)	(0.4)	384	134	250	0.5
Life Insurance - IBNR death claims	—	—	—	—	(25)	(9)	(16)	—
Unfavorable (favorable) prior year loss reserve development	1,003	351	652	1.6	231	81	150	0.3

Normalized Return on Equity	$4,753	$1,432	$3,287	8.0%	$5,919	$1,804	$4,110	8.2%

Average AIG Shareholders’ equity				$74,142				$89,196
Less: Average AOCI				4,477				6,344
Less: Average DTA				14,635				16,189

Average adjusted shareholders’ equity				$55,030				$66,663

(a)	After-tax operating income also excludes Net income (loss) attributable to non-controlling interest of $34 million and $5 million for the nine months ended September 30, 2017 and 2016, respectively.
(b)	The expected rate of return on alternative investments used was 8% for all periods presented.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Core Normalized and Adjusted Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Pre-tax operating income (loss)	$(2,142)	$1,743	$1,259	$4,603
Interest expense (benefit) on attributed financial debt	(42)	(32)	(128)	(77)

Operating income (loss) before taxes	(2,100)	1,775	1,387	4,680
Income tax expense (benefit)	(849)	599	268	1,385

After-tax operating income (loss)	(1,251)	1,176	1,119	3,295
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	1,727	(69)	1,557	(138)
(Better) worse than expected alternative returns(a)	(49)	(33)	(226)	369
(Better) worse than expected DIB & GCM returns	—	1	(4)	4
Fair value changes on PICC investments	(20)	(31)	(38)	21
Update of actuarial assumptions	(185)	(149)	(185)	(149)
Unfavorable (favorable) prior year loss reserve development	550	166	664	130

Normalized after-tax operating income	$772	$1,061	$2,887	$3,532

Ending attributed equity	$41,751	$52,953	$41,751	$52,953
Average attributed equity	$43,161	$52,142	$44,800	$52,237
Adjusted return on attributed equity	(11.6)%	9.0%	3.3%	8.4%
Normalized return on attributed equity(b)	7.2%	8.1%	8.6%	9.0%

(a)	The expected rate of return on alternative investments used was 8% for all periods presented.
(b)	Normalizing adjustments are tax effected using a 35% tax rate and computed based on average attributed equity for the respective periods.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

Reconciliations of Accident Year Loss Ratio, as Adjusted and Combined Ratio, as Adjusted

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Commercial Insurance - Liability and Financial Lines
Loss ratio	113.1	67.7	88.8	69.1
Catastrophe losses and reinstatement premiums	(0.9)	(0.2)	(0.3)	(0.1)
Prior year development, net of (additional) return premium on loss sensitive business	(34.1)	0.5	(13.5)	(1.0)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	—	—	(0.5)	—

Accident year loss ratio, as adjusted	78.1	68.0	74.5	68.0

Combined ratio	138.3	93.1	115.7	95.3
Catastrophe losses and reinstatement premiums	(0.9)	(0.2)	(0.3)	(0.1)
Prior year development, net of (additional) return premium on loss sensitive business	(34.1)	0.5	(13.5)	(1.0)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	—	—	(0.5)	—

Accident year combined ratio, as adjusted	103.3	93.4	101.4	94.2

Commercial Insurance - Property and Special Risks
Loss ratio	247.6	90.5	127.5	75.2
Catastrophe losses and reinstatement premiums	(172.0)	(13.3)	(64.6)	(14.3)
Prior year development	(4.9)	(17.3)	(1.7)	(4.5)

Accident year loss ratio, as adjusted	70.7	59.9	61.2	56.4

Combined ratio	277.0	123.3	158.5	107.7
Catastrophe losses and reinstatement premiums	(172.0)	(13.3)	(64.6)	(14.3)
Prior year development	(4.9)	(17.3)	(1.7)	(4.5)

Accident year combined ratio, as adjusted	100.1	92.7	92.2	88.9

Total Commercial Insurance
Loss ratio	168.4	77.3	105.2	71.5
Catastrophe losses and reinstatement premiums	(71.2)	(5.6)	(27.5)	(5.9)
Prior year development, net of (additional) return premium on loss sensitive business	(22.1)	(7.0)	(8.5)	(2.4)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	—	—	(0.3)	—

Accident year loss ratio, as adjusted	75.1	64.7	68.9	63.2

Combined ratio	195.4	105.8	133.9	100.3
Catastrophe losses and reinstatement premiums	(71.2)	(5.6)	(27.5)	(5.9)
Prior year development, net of (additional) return premium on loss sensitive business	(22.1)	(7.0)	(8.5)	(2.4)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	—	—	(0.3)	—

Accident year combined ratio, as adjusted	102.1	93.2	97.6	92.0

Consumer Insurance - Personal Insurance
Loss ratio	64.3	56.3	57.0	54.9
Catastrophe losses and reinstatement premiums	(10.6)	(0.9)	(3.9)	(1.4)
Prior year development	—	1.1	—	1.5

Accident year loss ratio, as adjusted	53.7	56.5	53.1	55.0

Combined ratio	105.6	97.5	97.8	96.3
Catastrophe losses and reinstatement premiums	(10.6)	(0.9)	(3.9)	(1.4)
Prior year development	—	1.1	—	1.5

Accident year combined ratio, as adjusted	95.0	97.7	93.9	96.4